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                                    CONTACT:  Karla MacDonald
                                              Manager, Corporate Communications
                                              Creative BioMolecules, Inc.
                                              (617) 912-2953


                       CREATIVE BIOMOLECULES MODIFIES ITS
                      RENAL DISEASE PARTNERSHIP WITH BIOGEN

Hopkinton, MA, October 5, 1998--Creative BioMolecules, Inc. (Nasdaq: CBMI) announced today that it will modify its partnership with Biogen, Inc. (Nasdaq:
BGEN) for the development of therapies for the treatment of kidney failure. Under the revised terms of this agreement, Creative BioMolecules will assume primary responsibility for development of a therapy for chronic renal failure. Biogen will provide Creative BioMolecules with $4.75 million in research support and will retain an option through 1999 to resume responsibility for development of OP-1 as a therapy for chronic renal failure. In addition to financial support, Biogen will share technical expertise with Creative to support chronic renal studies. Creative BioMolecules will assume all rights and responsibility, independent of Biogen, for the development of acute renal failure therapies.

Michael M. Tarnow, President and CEO of Creative BioMolecules commented, "We are pleased with the recent encouraging preclinical results with OP-1 in renal failure. The development timeline for a chronic renal failure product now appears longer than first anticipated. With Biogen's financial support and technical assistance, our internal renal team will work diligently over the coming months to move a chronic renal failure product toward the clinic. At the same time, we are evaluating the clinical opportunities for OP-1 in acute renal failure."

Creative BioMolecules' decision to move forward with development of a therapy for chronic renal failure is based on the promising results of recently completed preclinical studies. Recent safety studies in primates have indicated a good systemic safety profile for OP-1, with no local or distal bone formation.

This news release includes forward-looking statements that involve risks and uncertainties. Factors which could cause actual results to differ from the Company's expectations include, without limitation, the course of the research and development programs, including the achievement of development and regulatory milestones by the Company, the timely receipt of regulatory clearances required for clinical testing, and completion of clinical testing, manufacturing and marketing of products and the other risks and uncertainties detailed from time to time in the Company's periodic reports.


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Creative BioMolecules has established a substantial proprietary position in the field of morphogenic proteins, including OP-1. The Company's morphogenic protein programs include a late stage development effort in orthopaedic reconstruction with Stryker Corporation as well as ongoing research to develop renal disease treatment with Biogen, Inc., and proprietary new therapies for stroke and other neurological disorders.

NOTE: Creative BioMolecules, Inc. makes available its latest news releases on the Internet at http://www.creativebio.com and http://www.prnewswire.com or by facsimile by calling Fax On Demand at 1-800-758-5804, extension 212213.


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